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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person  2. Date of Event Requiring   4. Issuer Name and Ticker or           6. If Amendment, Date
Rose, M.D., J.D. Martin        --            Statement                    Trading Symbol                         of Original
----------------------------------------     (Month/Day/Year)             InKine Pharmaceutical Company, Inc.     (Month/Day/Year)
     (Last)     (First)     (Middle)               5/17/99                (INKP)
c/o InKine Pharmaceutical Company, Inc.   ---------------------------- ------------------------------------------------------------
Sentry Park East, 1720 Walton Road        3. IRS or Social Security    5. Relationship of Reporting           7. Individual or
----------------------------------------     Number of Reporting            Person to Issuer                     Joint/Group
             (Street)                        Person (Voluntary)           (Check all applicable)                 Filing (Check
Blue Bell           PA         19422                                   ----- Director  ----- 10% Owner           Applicable Line)
--------------------------------------    ----------------------------   X   Officer   ----- Other (specify      X Form filed by One
      (City)      (State)      (Zip)                                   (give title below)    below)                Reporting Person
                                                                             Senior Vice President, Clinical     --Form filed by
                                                                                  and Regulatory Affairs           More than One
                                                                                                                   Reporting Person


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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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        None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7/96)

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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Option: Right to Purchase         (1)      3/1/2009      Common Stock      400,000      $1.50           D
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Explanation of Responses:

(1) Exercisable upon Food and Drug Administration approval of the drug Diacol.
                                                                                      /s/ Martin Rose                     5/17/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note; File three copies of this Form, one of which must be manually signed.           Martin Rose, M.D., J.D.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 1473 (7/96)

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